Attachment C

Compensation Modification

Compensation Plan for Scott Tomer will be modified to where he earns commissions and overrides from a former Director's position as a Director 4 and no longer receives compensation from his Level 6 position.

This agreement is effective as of February 1, 2010 and modifies section 3.3 of the Employment Agreement dated January 1, 2008 between J. Scott Tomer and YTB International, Inc.

Agreed to:

_______________ Date: 4/6/10

J. Scott Tomer